Exhibit 99.5
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
     These Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared from the Consolidated Financial Statements of Waste Services, Inc., the Combined Financial Statements of Commercial Clean-up Enterprises, Inc. and We Haul of South Florida, Inc. (collectively “Commercial Clean-up”) and the Financial Statements of RIP, Inc. (the “RIP Landfill”). You should read these Unaudited Pro Forma Condensed Consolidated Financial Statements in conjunction with the audited Consolidated Financial Statements of Waste Services, Inc. and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our annual report for 2008 on Form 10-K filed on February 26, 2009, as well as our interim report on Form 10-Q for the quarter ended September 30, 2008, filed on October 23, 2008. These Unaudited Pro Forma Condensed Consolidated Financial Statements should also be read with the Combined Financial Statements of Commercial Clean-up and the Financial Statements of the RIP Landfill, which are included elsewhere in this filing.
     In December 2008, we acquired certain assets of Commercial Clean-up, a construction and demolition hauling operation in Fort Myers and Naples, Florida, for a total purchase price of $6.1 million, of which $1.6 million is deferred and payable as we collect waste volumes from within the counties of Charlotte, Lee and Collier, Florida.
     In December 2008, we acquired the RIP Landfill, a construction and demolition waste landfill in Citrus Country, Florida, for an aggregate purchase price of $7.7 million. Should the site be permitted as a Class I landfill, Class III landfill, transfer station or a construction and demolition operation, the sellers are entitled to future royalties at varied rates per ton based on the volume and type of waste deposited at the site.
     The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 2008 and for the year ended December 31, 2007 have been prepared on a basis to reflect the following events as if each event occurred as of January 1, 2007:
•	Acquisition of Commercial Clean-up and the RIP Landfill.

•	Additional draw on our credit facility and the associated interest.

•	Tax effects of the foregoing events.
     The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2008 has been prepared on a basis to reflect the acquisition of Commercial Clean-up and the RIP Landfill as if these acquisitions had occurred as of September 30, 2008.
     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable, and may be revised as additional information becomes available. The pro forma adjustments are more fully described in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.
     The Unaudited Pro Forma Condensed Consolidated Financial Statements should not be considered indicative of actual results that would have been achieved had the transactions and events described been completed as of the dates or as of the beginning of the period indicated and do not purport to project the financial condition or results of operations and cash flows for any future date or period.

WASTE SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
For the Year Ended December 31, 2007

		Commercial	RIP
	Actual	Clean-up	Landfill	Adjustments		Pro Forma
Revenue	$461,447	$8,043	$508	$(2,210	) (a)	$467,788
Operating and other expenses:
Cost of operations (exclusive of depreciation depletion and amortization)	301,573	5,632	317	(2,210	) (a)	305,312
Selling, general and administrative expense (exclusive of depreciation depletion and amortization)	64,239	2,115	181	—		66,535
Depreciation, depletion and amortization	54,891	1,045	47	27	(b)	56,010
Foreign exchange gain and other	(69)	(129)	(69)	—		(267)

Income (loss) from operations	40,813	(620)	32	(27)		40,198
Interest expense	40,679	296	—	(296	) (c)	41,410
				731	(c)

Income (loss) from continuing operations before income taxes	134	(916)	32	(462)		(1,212)
Income tax provision	14,437	—	—	40	(d)	14,477

Net income (loss) from continuing operations
	$(14,303)	$(916)	$32	$(502)		$(15,689)

Basic and diluted loss per share — continuing operations	$(0.31)					$(0.34)

Weighted average common shares outstanding — basic and diluted	46,007					46,007

WASTE SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
For the Nine Months Ended September 30, 2008

		Commercial	RIP
	Actual	Clean-up	Landfill	Adjustments		Pro Forma
Revenue	$370,635	$4,031	$151	$(1,613	) (a)	$373,204
Operating and other expenses:
Cost of operations (exclusive of depreciation depletion and amortization)	242,661	2,744	183	(1,613	) (a)	243,975
Selling, general and administrative expense (exclusive of depreciation depletion and amortization)	47,943	1,271	103	—		49,317
Depreciation, depletion and amortization	34,826	655	21	20	(b)	35,522
Foreign exchange gain and other	(322)	(48)	(5)	—		(375)

Income (loss) from operations	45,527	(591)	(151)	(20)		44,765
Interest expense	25,770	129	—	(129	) (c)	26,172
				402	(c)

Income (loss) from continuing operations before income taxes	19,757	(720)	(151)	(293)		18,593
Income tax provision	6,892	—	—	30	(d)	6,922

Net income (loss) from continuing operations	$12,865	$(720)	$(151)	$(323)		$11,671

Basic and diluted earnings per share — continuing operations	$0.28					$0.25

Weighted average common shares outstanding:
Basic	46,076					46,076

Diluted	46,085					46,085

WASTE SERVICES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
As of September 30, 2008

		Commercial	RIP
	Actual	Clean-up	Landfill	Adjustments		Pro Forma
ASSETS
Current assets:

Cash and cash equivalents	$40,995	$31	$96	$(9,611	) (e)	$31,384
				(127	) (f)

Accounts receivable	62,281	406	—	(126	) (e)	62,155
				(406	) (f)

Prepaid expenses and other current assets	7,375	—	34	1	(e)	7,376
				(34	) (f)

Total current assets	110,651	437	130	(10,303)		100,915

Property and equipment, net	194,742	4,811	141	(318	) (e)	199,173
				(203	) (f)

Landfill sites, net	190,108	—	2,028	6,849	(e)	198,985
Goodwill and other intangible assets, net	385,420	—	—	1,642	(e)	387,062
Other assets	19,562	47	—	(2,400	) (e)	17,162
				(47	) (f)

Total assets	$900,483	$5,295	$2,299	$(4,780)		$903,297

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,353	$353	$6	$(126	) (e)	$22,353
				(233	) (f)

Accrued expenses and other current liabilities	70,437	101	41	(130	) (e,f)	72,091
				1,642	(e)

Notes payable to shareholders	—	1,236	—	(1,236	) (f)	—
Short-term financing and current portion of long-term debt	1,906	593	—	(593	) (f)	1,906

Total current liabilities	94,696	2,283	47	(676)		96,350
Long-term debt	399,110	1,584	—	(1,584	) (f)	399,110
Deferred income taxes, accrued closure, post closure and other obligations	48,435	—	1,159	1	(e)	49,595

Total liabilities	542,241	3,867	1,206	(2,259)		545,055

Shareholders’ equity:
Common stock	439	10	—	(10	) (f)	439
Additional paid-in capital	513,131	496	3,545	(4,041	) (f)	513,131
Accumulated other comprehensive income	50,711	—	—	—		50,711
Accumulated deficit	(206,039)	922	(2,452)	1,530	(f)	(206,039)

Total shareholders’ equity	358,242	1,428	1,093	(2,521)		358,242

Total liabilities and shareholders’ equity	$900,483	$5,295	$2,299	$(4,780)		$903,297

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
(In thousands, except per share data)
     The following table reflects the preliminary allocation of purchase price based upon a preliminary estimate of the fair value of assets being acquired and liabilities being assumed by us as follows:

	Commercial
	Clean-up	RIP Landfill	Total
Purchase price:
Cash paid and other consideration	$4,413	$7,724	$12,137

Deferred purchase price	1,642	—	1,642

Total purchase price	6,055	7,724	13,779

Allocated as follows:
Working capital assumed:
Prepaid expenses and other current assets	1	—	1
Accrued expenses and other current liabilities	(12)	—	(12)

Net working capital	(11)	—	(11)
Property and equipment	4,424	7	4,431
Landfill sites	—	8,877	8,877
Accrued closure, post-closure and other obligations assumed	—	(1,160)	(1,160)

Net book value of assets acquired and liabilities assumed	4,413	7,724	12,137

Excess purchase price to be allocated	$1,642	$—	$1,642

Allocated as follows:
Goodwill	$1,506	$—	$1,506
Other intangible assets	136	—	136

Total allocated	$1,642	$—	$1,642

     Included in the purchase price for Commercial Clean-up in the above table is the utilization of a $0.5 million receivable due us from Commercial Clean-up at the time the acquisition was consummated.
     The allocation of purchase price is considered preliminary until we have acquired all necessary information to finalize the allocation of purchase price. Although the time required to obtain all the necessary information will vary, the “allocation period” for finalizing purchase price allocations generally does not exceed one year from the date of consummation of an acquisition. Adjustments to the allocation o f purchase price may decrease those amounts allocated to goodwill and, as such, may increase those amounts allocated to other tangible or intangible assets, which may result in higher depreciation or amortization expense in future periods.
     The following notes describe the pro forma adjustments reflected in, and form an integral part of, the Unaudited Pro Forma Condensed Consolidated Financial Statements.
a)	Reflects the elimination of revenue recognized by us and expense recognized by Commercial Clean-up for disposal costs billed to Commercial Clean-up by us.

b)	Reflects the amortization of intangible assets exclusive of goodwill, based on an estimate of intangible values. These intangible assets include non-competition agreements and are amortized over the life of the expected benefit to be received by such intangibles, which approximates five years. The amortization for the year ended December 31, 2007 and the nine months ended September 30, 2008 is less than $0.1 million.

c)	Reflects the elimination of interest expense recognized by Commercial Clean-up for all periods presented as none of the Commercial Clean-up debt was assumed as part of the acquisition. This interest expense totaled $0.3 million and $0.1 million for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively.

Also reflects interest expense of $0.7 million and $0.4 million for the year ended December 31, 2007 and the nine months ended September 30, 2008, respectively, related to the draw on our credit facility used to fund the acquisitions of Commercial Clean-up and the RIP Landfill. The draw is net of a $0.1 million receivable due us from Commercial Clean-up at September 30, 2008, which was utilized as payment towards the purchase price for Commercial Clean-up. The draw is also net of $2.4 million of acquisition deposits made towards the RIP Landfill acquisition prior to the time this acquisition was consummated. The rates used in the pro forma adjustment for the year ended December 31, 2007 and the nine months ended September 30, 2008 were 7.9% and 5.8%, respectively, which were the average rates in effect on our credit facilities for such periods.

We are exposed to variable interest rates under our credit facility, based on a spread over base rate or Eurodollar loans as defined. A 12.5 basis point increase in base interest rates would increase interest expense by less than $0.1 million for the periods presented.

d)	Reflects the provision for deferred taxes at the statutory rate for the temporary differences related to amortizing goodwill, which is amortized over a period of fifteen years for income tax purposes. We have not assumed any additional benefit of the tax losses attributable to the pro forma adjustments because we do not expect to benefit from such losses at this time.

e)	Reflects the payment of the purchase price for Commercial Clean-up and the RIP Landfill and the preliminary allocation of the purchase price for the estimated of the fair value of assets acquired and liabilities assumed. The payment of the purchase price is net of a $0.1 million receivable due us from Commercial Clean-up at September 30, 2008, which was utilized as payment towards the purchase price for Commercial Clean-up. The payment of the purchase price is also net of $2.4 million of acquisition deposits made towards the RIP Landfill acquisition prior to the time this acquisition was consummated.

f)	Reflects the elimination of assets not acquired and liabilities not assumed as part of the acquisitions of Commercial Clean-up and the RIP Landfill.
     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that we believe are reasonable, and may be revised as additional information becomes available. The Unaudited Pro Forma Condensed Consolidated Financial Statements should not be considered indicative of actual results that would have been achieved had the transactions and events described been completed as of the dates or as of the beginning of the periods indicated and do not purport to project the financial condition or results of operations and cash flows for any future date or period.